IMMEDIATE RELEASE                            For Additional Information Contact:
May 12, 2005                                                      Susan Trimboli
                                                   Mid-Power Service Corporation
                                              8290 West Sahara Avenue, Suite 186
                                                             Las Vegas, NV 89117
                                              (702) 838-0716  Fax (702) 838-5087


                     Mid-Power Service Corporation Farms-out
                        Its Clear Creek Natural Gas Unit

Las Vegas, NV, May 12, 2005 -- Mid-Power Service Corporation (Pink Sheets:
MPSC.PK), through its wholly-owned subsidiary, Mid-Power Resource Corporation, entered into a farmout agreement on May 5, 2005, with Marion Energy Inc. for Mid-Power's Clear Creek Natural Gas Unit in Utah's Carbon and Emery counties, effective February 22, 2005. Marion Energy is a subsidiary of Carpenter Pacific Resources Ltd., an Australian company traded on the Australian Stock Exchange.

Under the terms of the agreement, Marion Energy will have the opportunity to earn up to a 75% working interest in the unit by spending up to US$20.0 million at the rate of US$5.0 million per year for four years, commencing with 2005, for pipeline construction, recompletion and workover of existing wells, drilling of new wells, and operational costs. Of the US$20.0 million, US$5.0 million will be expended by Marion Energy in carrying Mid-Power for its share of the program. Mid-Power will remain the operator of the unit, but the parties' agreement contemplates making Marion Energy the operator in the future. The agreement also permits Marion Energy to elect to drill an exploration well deeper than current wells on the unit after the shallower formations are tested or at such earlier time as the parties agree.

If Marion Energy carries Mid-Power for US$2.5 million of carried expenditures, Mid-Power will be granted options to purchase 2.5 million shares of common stock of Marion Energy's parent corporation, Carpenter Pacific Resources Ltd., with an exercise price of AUS$0.40 per share (currently equivalent to US$0.31 per share). Options to purchase an additional 2.5 million shares at the same exercise price will be granted to Mid-Power in the event the carried expenditures reach an aggregate of US$4 million.

Mid-Power Resource Corporation acquired the Clear Creek Unit, which is comprised of approximately 17,197 gross acres, in June 2002. The unit, located approximately 12 miles west of the Drunkards Wash field in the Uinta Basin in central Utah, was initially drilled in the 1950s and produced through the early 1970s. The management of Mid-Power Service Corporation believes that Marion Energy's expertise and financial resources will result in a profitable and better-utilized asset.

Marion Energy Inc., a wholly-owned subsidiary of Carpenter Pacific Resources Ltd., a Melbourne, Australian based public company, owns Carpenter's US based oil and gas assets.

Mid-Power Service Corporation focuses on the exploration, development and acquisition of oil and natural gas opportunities.

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This release contains forward-looking statements. Forward-looking statements are not guarantees of the results of pending litigation, the availability of required funding, Mid-Power's ability to generate substantial revenues, or Mid-Power's ability to continue. Forward-looking statements are subject to risks and uncertainties outside Mid-Power's control. Actual events or results may differ materially from the forward-looking statements.